The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2008

Marshall & Ilsley Corporation MiNotes

PRELIMINARY PRICING SUPPLEMENT

Preliminary Pricing Supplement Dated: 3/10/2008	Rule 424(b)(3)
(To Prospectus Supplement Dated January 23, 2008 and Prospectus Dated November 6, 2007)	File No. 333-147162
Pricing Supplement No. 009

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 3/17/2008

Issue Date:  3/20/2008

Agents: Merrill Lynch, Pierce, Fenner & Smith Inc.; Citigroup Global Markets, Inc.; Edward D. Jones & Co, L.P.; InCapital LLC; Morgan Stanley & Co. Incorporated; UBS Securities LLC; Wachovia Capital Markets, LLC

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB- ORDINATED	INTEREST RATE
57183WAF5	TBD	100.000%	2.5%	TBD	Senior	6.25%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Quarterly	6/20/08	3/20/28	Yes	Yes	See below

Option Redemption: The MiNotes will be subject to redemption at the option of Marshall & Ilsley Corporation, on the Interest Payment Date occurring on March 22, 2010 (rolls on 20th) and on each Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the MiNotes, plus any accrued and unpaid interest thereon.  See “Description of Notes – Redemption and Repayment” in the prospectus supplement referred to above.